Exhibit 99.1

Tower Group, Inc. Appoints William W. Fox, Jr. to Board of Directors

    NEW YORK--(BUSINESS WIRE)--April 7, 2006--Tower Group, Inc. (NASDAQ: TWGP) today announced that Mr. William W. Fox, Jr., who has more than 40 years of experience in the insurance and reinsurance industry, has been appointed to the company's Board of Directors. Mr. Fox replaces Mr. Gregory T. Doyle, who resigned to join the Board of Directors of CastlePoint Holdings, Ltd., a Bermuda-based holding company that Tower Group has sponsored.
    Mr. Fox, age 64, was most recently the President of Balis & Co., Inc. ("Balis"), now a subsidiary of Guy Carpenter & Co. engaged in the reinsurance business. Mr. Fox was employed by Balis from 1962 through 1988, and again from 1992 through May, 1999. In 1967, Balis was acquired by Marsh & McLennan Companies and integrated with its reinsurance brokerage division, Guy Carpenter. Mr. Fox had a number of positions at Balis, including senior casualty reinsurance broker, and was President from 1985 through 1988 and again, from 1992 through 1999. Mr. Fox also served as a member of Guy Carpenter's Executive Committee, as a member of Guy Carpenter's Board of Directors, and as a Managing Director of J&H, Marsh & McLennan. While at Balis, between 1992 and 1999, Mr. Fox also was the Chief Executive Officer of Excess Reinsurance Company.
    In 1988, Mr. Fox founded PW Reinsurance Management Company ("PW Group"), as a joint venture with Providence Washington Insurance Company ("Providence") to underwrite reinsurance on behalf of Providence. Mr. Fox was a Senior Vice President of Providence from 1988 to 1989, where he served on the Management Committee and was responsible for selecting and overseeing reinsurance intermediaries. In 1989, the Baloise Insurance Group of Basel, Switzerland acquired Providence and appointed Mr. Fox President of the PW Group, where he was instrumental in Providence's acquisition of Colorado Casualty Company.
    Mr. Fox also served as a Director on the Boards of Insurance Services Offices, Legal Mutual Insurance Society of Maryland, Penn Mutual Insurance Group and Green Tree Perpetual Insurance Company. Mr. Fox is a member of the CPCU Society and holds a Pennsylvania Property and Casualty Broker's License. Mr. Fox has also been certified as an arbitrator by ARIAS-US, and currently serves as a party-appointed arbitrator or umpire on reinsurance disputes.
    Mr. Michael H. Lee, Chairman, President and Chief Executive Officer of Tower, stated, "William Fox has a long and distinguished background in the insurance industry as a senior reinsurance executive. His expertise should be a tremendous benefit to the Board and our company especially as we enter into a strategic relationship with CastlePoint Holdings, Ltd., a Bermuda-based holding company that Tower has sponsored."

    About Tower Group, Inc.

    Tower Group, Inc., headquartered in New York City, offers property and casualty insurance products and services through its insurance company and insurance service subsidiaries. Its two insurance company subsidiaries are Tower Insurance Company of New York which is rated A- (Excellent) by A.M. Best Company and offers commercial insurance products to small to medium-size businesses and personal insurance products to individuals and Tower National Insurance Company which is also rated A- (Excellent) by A.M. Best Company. Its insurance services subsidiary, Tower Risk Management, acts as a managing general agency, adjusts claims and negotiates reinsurance terms on behalf of other insurance companies.

    Cautionary Note Regarding Forward-Looking Statements

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements that reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world's financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; changes in the level of demand for our insurance and reinsurance products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
    For more information visit Tower's website at http://www.twrgrp.com/.

    CONTACT: Tower Group, Inc.
             Thomas Song, 212-655-4789
             tsong@twrgrp.com
             or
             Makovsky + Company
             Gene Marbach, 212-508-9600
             gmarbach@makovsky.com